                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                         BREAKAWAY SOLUTIONS, INC.
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                                    PRELIMINARY COPY
                                                    FILED ON FEBRUARY 23, 2001

                           BREAKAWAY SOLUTIONS, INC.
                         3 CLOCK TOWER PLACE, 4TH FLOOR
                          MAYNARD, MASSACHUSETTS 01754

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD MONDAY, APRIL 2, 2001

                            ------------------------

To the Stockholders of Breakaway Solutions, Inc.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of Breakaway Solutions, Inc., a Delaware corporation (the "Company"), will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Monday, April 2, 2001, at 10:00 a.m. local time, for the following purposes:

1. To authorize the issuance to SCP Private Equity Partners II, L.P. and ICG Holdings, Inc. pursuant to a Series A Preferred Stock Purchase Agreement dated February 16, 2001 of (i) an aggregate of up to 428,572 shares of the Company's Series A Preferred Stock, $0.0001 par value per share (the
    "Series A Preferred"), and dividends thereon at a rate of 8.0% per annum, payable in the discretion of the Company in cash or Series A Preferred, at a per share price of $70.00, which shares will initially be convertible into shares of the Company's Common Stock, $0.000125 par value per share (the "Common Stock"), at a rate of 100 shares of Common Stock for each share of Series A Preferred, or an aggregate of 42,857,200 shares of Common Stock for the 428,572 shares of Series A Preferred to be issued prior to any dividends thereon and (ii) warrants to purchase an aggregate of up to 42,857,200 shares of Common Stock at a per share exercise price of $0.70. This authorization is contingent upon the approval of the amendment to the Company's Third Amended and Restated Certificate of Incorporation described below.

2. To approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $0.000125 per share, from 80,000,000 shares to 245,000,000 shares; and

3. To transact such other business, if any, as may properly come before the Meeting and any adjournment or adjournments thereof.

    The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

    Only stockholders of the Company of record at the close of business on February 8, 2001 are entitled to notice of, and to vote at, the Meeting and any adjournment or adjournments thereof. All of the Company's stockholders are cordially invited to attend the Meeting. The stock transfer books of the Company remain open.

                                       By Order of the Board of Directors
                                        Kevin Comerford, SECRETARY
                                        Maynard, Massachusetts
                                        March   , 2001

    THE BOARD OF DIRECTORS HOPES THAT THE COMPANY'S STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ANY STOCKHOLDER OF THE COMPANY ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                                    PRELIMINARY COPY
                                                    FILED ON FEBRUARY 23, 2001

                           BREAKAWAY SOLUTIONS, INC.
                         3 CLOCK TOWER PLACE, 4TH FLOOR
                          MAYNARD, MASSACHUSETTS 01754

                            ------------------------

                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON MONDAY, APRIL 2, 2001

                            ------------------------

                    FIRST MAILED ON OR ABOUT MARCH   , 2001

                            ------------------------

GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Breakaway Solutions, Inc., a Delaware corporation (the "Company"), for use at the Company's Special Meeting of Stockholders (the "Meeting") to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on Monday, April 2, 2001, at
10:00 a.m. local time, and at any adjournment or adjournments thereof. The Notice of Special Meeting, this Proxy Statement and the accompanying proxy card are first being mailed to the Company's stockholders ("Stockholders") on or
about March   , 2001. The Company's principal executive offices are located at 3
Clock Tower Place, 4th Floor, Maynard, Massachusetts 01754 and its telephone number is (978) 461-7800.

EXPENSES OF PROXY SOLICITATION

    The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of the Company's Common Stock, par value $0.000125 per share (the "Common Stock"), held in their names. The Company will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. In addition to solicitation of proxies by mail, the Company's directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews. The Company may retain a proxy solicitation firm, at an estimated cost of $5,000, to aid it in the solicitation process.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of February 16, 2001, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company, (iii) the Chief Executive Officer and each of the Company's other executive officers who were serving as executive officers on December 31, 2000 and (iv) all executive officers and directors of the Company, as a group.

                                                               AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP (1)
                                                     -----------------------------------------
NAME OF BENEFICIAL OWNER(2)                             NUMBER OF SHARES      PERCENT OF CLASS
---------------------------                          ----------------------   ----------------
5% STOCKHOLDERS:
Gordon Brooks(3)...................................         5,359,032                9.6%
Walter W. Buckley, III(4)..........................        18,521,908               34.3
ICG Holdings, Inc.(5)..............................         3,245,816                6.0
Internet Capital Group, Inc.(6)....................        18,521,908               34.3
Invest Inc.(7).....................................         8,571,428               15.6
SCP Private Equity Partners II, L.P.(8)............         6,491,631               11.4
Frank Selldorff(9).................................         4,139,400                8.0
OTHER DIRECTORS AND EXECUTIVE OFFICERS:
Kevin Comerford(10)................................            48,001                  *
Maureen Ellenberger................................         1,126,100                2.2
Christopher H. Greendale(11).......................         1,276,800                2.5
John Loftus(12)....................................           513,100                1.0
William Loftus(13).................................         1,855,232                3.7
Richard Wallman....................................                --                 --
All executive officers and directors as a group
  (8 persons)(14)..................................        28,700,173               47.3

------------------------

* Less than 1.0%.

(1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to the knowledge of the Company based upon information provided by such persons, each person listed above has sole voting and investment power with respect to the shares listed. For purposes of this table, each person is deemed to beneficially own any shares subject to stock options, warrants or other securities convertible into Common Stock, held by such person which are currently exercisable (or convertible) within 60 days after February 16, 2001. As of February 16, 2001, the Company had 50,586,028 shares of common stock outstanding.

(2) Unless otherwise specified, the address of each beneficial owner is c/o Breakaway Solutions, Inc., 3 Clock Tower Place, Maynard, Massachusetts, 01754.

(3) Includes 25,538 shares held in a trust of which Mr. Brooks is the sole beneficiary and 87,400 shares transferred to a limited liability company of which Mr. Brooks is the sole manager. In addition, this number includes 174,462 shares subject to outstanding stock options held by a revocable trust of which Mr. Brooks is the sole beneficiary and 5,071,632 shares subject to outstanding stock options that are exercisable within the 60-day period following February 16, 2001.

(4) Consists of an aggregate of 18,521,908 shares beneficially owned by Internet Capital Group, Inc. and ICG Holdings, Inc. Mr. Buckley is President, Chief Executive Officer and a director of Internet Capital Group, Inc. and President and a director of ICG Holdings, Inc. Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group, Inc. and ICG Holdings, Inc.

(5) Consists of 3,245,816 shares issuable upon exercise of a warrant. ICG Holdings, Inc. is a wholly owned subsidiary of Internet Capital Group, Inc. The address of ICG Holdings, Inc. is Pencador Corporate Center, 100 Lake Drive, Suite 4, Newark, Delaware 19702.

(6) Includes 176,288 shares issuable upon the exercise of a warrant. In addition, includes 3,245,816 shares issuable upon the exercise of a different warrant issued to ICG Holdings, Inc., a wholly owned subsidiary of Internet Capital Group, Inc. The address of Internet Capital Group, Inc. is 600 Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087. See "Proposal 1--Authorization of Issuance of Series A Preferred Stock and Warrants to Purchase Common Stock--Nasdaq--Change in Control" for a discussion of arrangements known to the Company the operation of which may, in the future, result in a change in control of the Company.

(7) Includes 4,285,714 shares issuable upon the exercise of a warrant. The sole director and sole stockholder of Invest Inc. is a former director of the Company. The address of Invest Inc. is c/o Capital Investment
    Corporation, Inc., 350 Park Avenue, 19th Floor, New York, New York 10022.

(8) Consists of 6,491,631 shares issuable upon the exercise of a warrant. The address of SCP Private Equity Partners II, L.P. is 435 Devon Park Drive, Building 300, Wayne, Pennsylvania 19087. See "Proposal 1--Authorization of Issuance of Series A Preferred Stock and Warrants to Purchase Common Stock--Nasdaq--Change in Control" for a discussion of arrangements known to the Company the operation of which may, in the future, result in a change in control of the Company.

(9) The address of Mr. Selldorff is c/o Livesky Solutions, Inc., International Place, Boston, Massachusetts 02110.

(10) Includes 48,000 shares subject to outstanding options that are exercisable within the 60 day period following February 16, 2001.

(11) Consists of 1,276,800 shares subject to outstanding stock options that are exercisable within the 60-day period following February 16, 2001.
    Mr. Greendale is a former managing director of Internet Capital Group, Inc.

(12) John Loftus is the brother of William Loftus who is also included in this table.

(13) Includes an aggregate of 2,000 shares held by William Loftus's children. William Loftus disclaims beneficial ownership of such shares.
    William Loftus is the brother of John Loftus who is also included in this table.

(14) Includes an aggregate of 7,330,385 shares issuable upon the exercise of outstanding stock options held by such executive officers and directors within the 60-day period following February 16, 2001. Also includes 3,440,418 shares issuable upon the exercise of warrants beneficially owned by Internet Capital Group, Inc. and 15,081,490 shares held by Internet Capital Group, Inc., all of which are attributable to one director of the Company.

RECORD DATE, OUTSTANDING SHARES AND VOTES REQUIRED

    The Board has fixed February 8, 2001 as the record date (the "Record Date") for determining holders of the Common Stock, who are entitled to vote at the Meeting. As of the Record Date, the Company had 50,586,028 shares of Common Stock issued and outstanding and entitled to vote at the Meeting.

    Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the Meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting will constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for Stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

    The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required to authorize the issuance of shares of the Company's Series A Preferred Stock, $0.0001 par value per share (the "Series A Preferred"), and warrants to purchase Common Stock. The affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the amendment to the Company's Third Amended and Restated Certificate of Incorporation (the "Restated Charter").

    Shares which abstain from voting, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter ("broker non-votes"), will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on the authorization of the issuance of shares of Series A Preferred and warrants to purchase Common Stock, which requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting on the matter. However, because abstaining shares and shares which are represented by broker non-votes are nonetheless outstanding shares, abstentions and broker non-votes will have the same effect as a vote against the proposed amendment to the Restated Charter.

    Stockholder authorization of the issuance of shares of Series A Preferred and warrants to purchase Common Stock and Stockholder approval of the amendment to the Restated Charter are conditions to closing under the Company's Series A Preferred Stock Purchase Agreement (the "Purchase Agreement") dated
February 16, 2001 with SCP Private Equity Partners II, L.P. ("SCP") and ICG Holdings, Inc. ("ICG Holdings"). In addition, under the terms of the Purchase Agreement, if the Stockholders do not authorize the issuance of shares of Series A Preferred and warrants to purchase Common Stock and do not approve the amendment to the Restated Charter, the Company is required to pay to SCP a break-up fee of $5,000,000. SCP has advised the Company that it has received commitments from certain members of management and one former director of the Company holding an aggregate of approximately 10,000,000 outstanding shares of Common Stock, or approximately 19.8% of the outstanding shares of Common Stock as of the Record Date, to vote to authorize the issuance of shares of Series A Preferred and warrants to purchase Common Stock and to approve the amendment to the Restated Charter. These stockholders, together with Internet Capital Group, Inc. ("ICG"), hold an aggregate of approximately 25,100,000 outstanding shares of Common Stock, or approximately 49.6% of the outstanding shares of Common Stock as of the Record Date. See "Proposal 1--Authorization of Issuance of Series A Preferred Stock and Warrants to Purchase Common Stock" and "Proposal 2--Approval of Amendment to Third Amended and Restated Certificate of Incorporation" for a more detailed discussion of the issuance of shares of Series A Preferred and warrants to purchase Common Stock and the amendment to the Restated Charter.

    Stockholders may vote by mail or at the Meeting in person. To vote by mail, complete, date and sign the enclosed proxy card and return it in the enclosed envelope. No postage need be affixed if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

REVOCABILITY OF PROXY AND VOTING OF SHARES

    All proxies will be voted in accordance with the instructions of the Stockholder. If no instructions are indicated, the proxy will be voted in favor of the matters set forth in the Notice of Special Meeting accompanying this Proxy Statement and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting and any adjournment or adjournments thereof. Each proxy will confer discretionary authority to vote on any matter presented at the Meeting which the Company did not know of a reasonable time before the mailing of this proxy statement. Any proxy may be revoked by a Stockholder at any time before its exercise by delivery to the Secretary of the Company of a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Meeting and voting in person. However, attendance at the Meeting will not itself be deemed to revoke a proxy unless the Stockholder gives affirmative notice at the Meeting that the Stockholder intends to revoke the proxy and vote in person.

                    PROPOSAL 1--AUTHORIZATION OF ISSUANCE OF
                          SERIES A PREFERRED STOCK AND
                       WARRANTS TO PURCHASE COMMON STOCK

    On February 16, 2001 the Company entered into the Purchase Agreement with SCP and ICG Holdings under which the Company agreed to issue (the "Securities Issuance") to SCP and to ICG Holdings (i) an aggregate of up to 428,572 shares of Series A Preferred, and dividends thereon at a rate of 8.0% per annum, payable in the discretion of the Company in cash or Series A Preferred, at a per share price of $70.00 and (ii) warrants to purchase an aggregate of up to 42,857,200 shares of Common Stock at a per share exercise price of $0.70 (the "Warrants"). ICG Holdings is a wholly owned subsidiary of ICG, the Company's largest stockholder. Walter W. Buckley, III, a director of the Company, is an affiliate of both ICG Holdings and ICG.

    The up to 428,572 shares of Series A Preferred to be issued to SCP and to ICG prior to any dividends thereon will, initially, be convertible into an aggregate of 42,857,200 shares of Common Stock. When aggregated with the shares of Common Stock issuable upon exercise of the Warrants, the Securities Issuance would represent an issuance by the Company of an aggregate of 85,714,400 shares of Common Stock, assuming the exercise of all Warrants and the conversion of all shares of Series A Preferred and prior to the payment of any dividends. As of February 16, 2001, the Company had 50,586,028 shares of Common Stock outstanding.

    Shares of Common Stock are quoted on the Nasdaq National Market ("Nasdaq") under the symbol "BWAY". Nasdaq rules require that the Company obtain Stockholder authorization of the Securities Issuance. If the Company were to effect the Securities Issuance without Stockholder authorization, the Common Stock could be delisted from Nasdaq. Consequently, it is a condition to the closing under the Purchase Agreement that the Securities Issuance be authorized by the Stockholders.

    The Restated Charter authorizes the Company to issue 80,000,000 shares of Common Stock. The Company does not have sufficient authorized Common Stock to accommodate the shares of Common Stock issuable upon conversion of the Series A Preferred and upon exercise of the Warrants it has agreed to issue to SCP and ICG, in addition to the already outstanding shares of Common Stock and the shares of Common Stock issuable upon exercise of outstanding options and warrants. Therefore, the authorization of the Securities Issuance is contingent upon the approval of the amendment to the Restated Charter increasing from 80,000,000 to 245,000,000 the number of shares of Common Stock authorized for issuance by the Company. See "Proposal 2--Approval of Amendment to Third Amended and Restated Certificate of Incorporation".

    The Company has limited cash and liquid assets available to satisfy its outstanding trade payables, lease payments and other obligations and may not have sufficient resources to continue as a going concern. In addition, the Company is currently evaluating the long-lived assets and goodwill resulting from its acquisitions and anticipates recording a significant impairment charge related to these assets as well as other charges, in light of its current operations. If the Stockholders do not authorize the Securities Issuance and approve the amendment to the Restated Charter, it will be difficult for the Company to obtain an alternative source of financing to the Purchase Agreement on a timely basis or at all. Even if the Company is able to timely obtain such an alternative source of financing, there can be no assurance that the terms of that financing will be more or equally as favorable than the terms of the Purchase Agreement or acceptable to the Company at all. In addition, if the Purchase Agreement does not close because the Company has obtained alternative financing or has been acquired or has entered into an agreement for alternative financing or to be acquired, the Company will be required to pay a $20,000,000 break-up fee to SCP. Moreover, if the Purchase Agreement does not close for any other reason, including, without limitation, if the Securities Issuance is not authorized, and the amendment to the Restated Charter is not approved, by the Stockholders, the Company will be required to pay a $5,000,000 break-up fee to SCP. The aggregate outstanding balance of principal and interest under the Company's loan agreements with SCP and ICG Holdings is due on April 9, 2001. As of February 16, 2001, that outstanding balance was approximately $12,300,000. If the Purchase Agreement does not close, the Company will be required to pay that outstanding balance when due. The Company will likely not have sufficient cash and liquid assets to satisfy either the payment of the break-up fee to SCP or the outstanding balance under its loan agreements with SCP and ICG at the time such payment obligations may arise. The Company may require financing in addition to that provided by the Purchase Agreement. Any such additional financing may not be available on a timely basis, if at all or if available, on terms acceptable to the Company.

    THE BOARD BELIEVES THAT THE SECURITIES ISSUANCE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

NASDAQ

    Nasdaq has the authority to delist the Common Stock if the Company fails to comply with Nasdaq's listing criteria. These criteria include the requirement that the Stockholders authorize certain transactions, including those described below.

    ISSUANCE OF SHARES. As a condition of continued listing of the Common Stock on Nasdaq, the Company is required to obtain Stockholder authorization prior to any sale, issuance or potential issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. The up to 428,572 shares of Series A Preferred to be issued to SCP and to ICG in the Securities Issuance (prior to any dividends paid in shares of Series A Preferred) will be convertible initially into 42,857,200 shares of Common Stock. When aggregated with the up to 42,857,200 shares of Common Stock issuable upon exercise of the warrants, those shares represent 62.9% of the outstanding shares of Common Stock as of February 16, 2001. In addition, the shares of Series A Preferred will generally have voting power equal to the number of shares of Common Stock into which they are convertible. On February 20, 2001, the closing per share sale price of the Common Stock on Nasdaq was $1.16. The shares of Series A Preferred will be issued, on an as-converted basis, and the shares of Common Stock issuable upon exercise of the Warrants will be issuable, at a per share price of $0.70. Therefore, the Company is seeking Stockholder authorization of the Securities Issuance under the above-described issuance of shares requirement.

    CHANGE IN CONTROL. Also as a condition of continued quotation of the Common Stock on Nasdaq, the Company is required to obtain Stockholder approval prior to any issuance of securities when the issuance or potential issuance will result in a change in control of the Company. As set forth above under the heading "Security Ownership of Certain Beneficial Owners and Management". As of
February 16, 2001, ICG beneficially owned 18,521,908 shares, or 34.3%, of the Common Stock. Pursuant to the Securities Issuance, ICG will beneficially acquire up to approximately an additional 28,600,000 shares of Common Stock (prior to any dividends paid in shares of Series A Preferred), consisting of shares issuable upon conversion of Series A Preferred and upon exercise of Warrants. When those shares are included with the other shares of Common Stock beneficially owned by ICG, ICG will beneficially own approximately
47,100,000 shares, or 57.0%, of the Common Stock. In addition, as of February 16, 2001, SCP beneficially owned 6,491,631 shares, or 11.4% of the Common

Stock. Pursuant to the Securities Issuance, SCP will beneficially acquire up to an additional 57,100,000 shares of Common Stock (prior to any dividends paid in shares of Series A Preferred), consisting of shares issuable upon conversion of Series A Preferred and upon exercise of Warrants. When those shares are included with the other shares of Common Stock beneficially owned by SCP, SCP will beneficially own approximately 63,600,000 shares, or 55.7%, of the Common Stock. These beneficial acquisitions of securities by ICG and SCP, either individually, together or along with the voting rights and other rights, preferences and powers of the Series A Preferred and the other characteristics of the Securities Issuance described below under the heading "Securities Issuance", may be deemed to be a change in control of the Company. Therefore, the Company is seeking Stockholder authorization of the Securities Issuance under the above-described change in control requirement.

SECURITIES ISSUANCE

    Pursuant to the Purchase Agreement, the Company has agreed to issue and sell to SCP and to ICG an aggregate of up to 428,572 shares of Series A Preferred at a per share purchase price of $70.00 and the Warrants to purchase an aggregate of up to 42,857,200 shares of Common Stock at a per share exercise price of $0.70. On February 16, 2001, in addition to entering into the Purchase Agreement, the Company amended its outstanding loan agreement with ICG Holdings (the "ICG Loan") to increase the maximum amount which it can borrow under the ICG Loan to $10,000,000. The Company also entered into a separate loan agreement with SCP (the "SCP Loan") with similar terms to the ICG Loan under which it can borrow up to $10,000,000. The outstanding principal balance under both the ICG Loan and the SCP Loan, plus interest, will be used to fund the purchase price for the Securities Issuance. Consequently, although the Company will no longer have any repayment obligations under the ICG Loan and the SCP Loan, the Company will receive only additional cash for the Securities Issuance equal to the purchase price of the securities purchased, net of the aggregate outstanding balance of principal and interest under the ICG Loan and the SCP Loan. As of February 16, 2001, the aggregate outstanding balance of principal and interest under the ICG Loan and the SCP Loan was approximately $12,300,000.

    Also pursuant to the Purchase Agreement, at the closing the Company will enter into an Investor Rights Agreement with SCP and ICG Holdings (the "Rights Agreement") under which it will agree to, within 30 days of the closing of the Purchase Agreement, register with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the shares of Common Stock issuable by the Company upon conversion of the Series A Preferred and upon exercise of the Warrants for resale by SCP and ICG.

    The Rights Agreement also provides that for so long as SCP holds at least 50% of the shares of Series A Preferred originally issued to SCP under the Purchase Agreement, the Company shall use its best efforts to (i) maintain a board of directors consisting of seven members, two of which shall be selected by SCP and one of which shall be selected by both SCP and ICG and (ii) reserve one seat on each committee of the board of directors for one of the directors selected by SCP, to the extent consistent with applicable director independence requirements. SCP has advised the Company that it expects Wayne Weisman, an affiliate of SCP, to be one of the directors selected by SCP. The Company has also been advised by SCP and ICG Holdings that SCP has agreed, that for so long as ICG Holdings owns at least 10% of the Company on a primary basis, if Walter
W. Buckley vacates his position as a director of the Company, SCP will support in his place a director designated by ICG Holdings. It is a condition to closing the Purchase Agreement that Christopher H. Greendale shall have resigned as a director of the Company. That director position shall remain vacant until filled by a director selected by SCP and ICG Holdings.

    The Series A Preferred has not yet been designated by the Company. In connection with the closing of the Purchase Agreement, the Company will file a Certificate of Designations with the Secretary of State of the State of Delaware designating the Series A Preferred. The rights, preferences and powers of the Series A Preferred to be set forth in that Certificate of Designations will include the following. For a comparison, the rights, preferences and powers of the Common Stock are set forth below under the heading, "Proposal 2--Approval of Amendment to Third Amended and Restated Certificate of Incorporation--Description of Common Stock".

    VOTING RIGHTS. In general, shares of the Series A Preferred will vote on an as-converted basis with the shares of Common Stock as the same class. In addition, the vote of the holders of at least a majority of the outstanding shares of Series A Preferred will be required for the Company to effect certain transactions, including, without limitation, (i) issuing stock with rights, preferences or privileges senior to or on a parity with the Series A Preferred or otherwise amending the Restated Charter or the Company's by-laws or recapitalizing or reclassifying the Company's securities so as to adversely affect or diminish the rights, preferences or privileges of the Series A Preferred, (ii) increasing the shares of capital stock authorized for issuance by the Company, (iii) entering into a reorganization, merger or consolidation of the Company involving a change in control of the Company or a sale of substantially all of the assets of the Company, (iv) liquidating, dissolving or winding-up the Company, (v) effecting certain redemptions and repurchases of the Company's capital stock and (vi) effecting certain dividend payments on any shares of the Company's capital stock.

    LIQUIDATION PREFERENCE. Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred will be entitled to be paid out of the Company's assets available for distribution prior to any distribution to the holders of Common Stock an amount equal to $70.00 per share (as adjusted for stock splits, stock dividends and similar events), plus any accrued but unpaid dividends on the Series A Preferred. After payment of these preferential amounts, the remaining assets available for distribution will be distributed ratably to the holders of the Series A Preferred, on an as-converted basis, and the holders of the Common Stock. A merger, consolidation, change of control or sale of all or substantially all of the Company's assets will be deemed to be a liquidation of the Company.

    CONVERSION. The holders of the Series A Preferred have the right, at any time and at their option to convert the Series A Preferred into a number of shares of Common Stock determined by dividing $70.00 by the conversion price of $0.70 per share (the "Conversion Price"). In addition, each share of Series A Preferred will automatically convert, in accordance with the same formula, upon
(i) the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred, (ii) the closing of a firmly underwritten public offering by the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a per share price equal to at least four times the Conversion Price then in effect and with gross cash proceeds to the Company of at least $60,000,000 (a "Qualified Public Offering") or (iii) a consolidation or merger of the Company involving a change in control of the Company or sale of all or substantially all of the Company's assets for a minimum consideration payable for each share of Common Stock (on a fully diluted basis) equal to three times the Conversion Price then in effect payable in cash or liquid securities (a "Qualified Sale"). The Conversion Price is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Subject to limited exceptions, the Conversion Price is also subject to adjustment in the case of an issuance of shares of Common Stock, or securities exercisable for or convertible into Common Stock, at a per share price less than the Conversion Price then in effect (a "Dilutive Issuance"). In the event of a Dilutive Issuance, the Conversion Price will be reduced to equal the per share price of that Dilutive Issuance.

    DIVIDENDS. The shares of Series A Preferred will be entitled to receive dividends out of funds legally available therefor at the rate of 8.0% per annum. Such dividends will be payable, when and if declared, at the option of the Company either in cash or in additional shares of Series A Preferred valued based upon the original $70.00 per share issue price therefor. Dividends will be cumulative and accrue quarterly. In the event of a Qualified Public Offering or a Qualified Public Sale within three years after the closing of the Purchase Agreement, all issued and outstanding shares of Series A Preferred issued as dividends will be canceled.

    REDEMPTION. At any time after January 20, 2006, each holder of Series A Preferred will be entitled to have the Company redeem all, but not less than all, of such holder's shares of Series A Preferred for a per share price equal to $70.00 (as adjusted for stock splits, stock dividends and similar events), plus all accrued but unpaid dividends. If the Company for any reason fails to redeem any shares of Series A Preferred required to be redeemed, the Company, among other things, will be prohibited from incurring any additional indebtedness without the consent of a majority of the then outstanding shares of Series A Preferred and dividends will continue to accrue on the shares of Series A Preferred required to be redeemed.

                      PROPOSAL 2--APPROVAL OF AMENDMENT TO
            THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    The Restated Charter currently authorizes the issuance of 80,000,000 shares of Common Stock. In February 2001, the Board adopted resolutions, subject to Stockholder approval, proposing an amendment to the Restated Charter providing for an increase in the authorized number of shares of Common Stock from 80,000,000 to 245,000,000 shares. If approved by the Stockholders, such amendment would become effective upon the filing of a certificate of amendment to the Restated Charter with the Secretary of State of the State of Delaware. As described below, the Company currently has no shares of Common Stock that are authorized, not subject to any reserves and available for corporate purposes.

CHARTER AMENDMENT

    The Board has adopted resolutions setting forth the proposed amendment to the first paragraph of Article Fourth of the Restated Charter (the "Charter Amendment"), the advisability of the Charter Amendment, and a call for submission of the Charter Amendment for approval by the Stockholders at the Meeting. The following is the text of the first paragraph of Article Fourth of the Restated Charter as proposed to be amended:

    FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 250,000,000 shares, consisting of (i) 245,000,000 shares of Common Stock, $0.000125 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock").

PURPOSE AND EFFECT OF THE PROPOSED CHARTER AMENDMENT

    The Company is seeking Stockholder approval of the Charter Amendment for both specific and general purposes. Specifically, the Company requires additional authorized shares of Common Stock in order to have sufficient authorized shares to satisfy its obligations under (i) the Purchase Agreement,
(ii) the warrants issued in connection with the ICG Loan and the SCP Loan (the "Loan Warrants") and (iii) the warrants issued to Invest Inc. on February 6, 2001 (the "Invest Warrants"). The Company does not currently have sufficient shares of Common Stock authorized under the Restated Charter to account for, in addition to its issued and outstanding shares, the shares reserved for issuance under the Company's stock plans and the shares reserved for issuance upon the exercise of outstanding warrants issued by the Company.

    Prior to reserving any shares of Common Stock for issuance pursuant to the Purchase Agreement, the Loan Warrants and the Invest Warrants, of the 80,000,000 shares of Common Stock authorized for issuance under the Restated Charter,
(i) 50,586,028 shares were issued and outstanding as of February 16, 2001, (ii) approximately 21,200,000 shares were reserved for issuance under the Company's stock plans and (iii) approximately 400,000 shares were reserved for issuance upon the exercise of outstanding warrants issued by the Company. Accordingly, as of February 16, 2001 the Company had an aggregate of approximately 72,200,000 shares of Common Stock issued and outstanding or reserved for issuance and 7,800,000 shares of Common Stock that were authorized, not subject to any reserves and available for corporate purposes. When aggregated with the 99,737,561 total shares of Common Stock to be reserved for issuance under the terms of the Purchase Agreement (prior to any dividends paid in shares of Series A Preferred), the Loan Warrants and the Invest Warrants, as described below, the Company will have Common Stock commitments outstanding for a total of approximately 171,900,000 shares, or an excess of approximately 91,900,000 shares more than the 80,000,000 shares authorized by the Restated Charter.

    PURCHASE AGREEMENT. On February 16, 2001, the Company entered into the Purchase Agreement under which the Company agreed to issue to SCP and to ICG an aggregate of up to 428,572 shares of Series A Preferred at a per share price of $70.00 and Warrants to purchase up to 42,857,200 shares of Common Stock. The up to 428,572 shares of Series A Preferred to be issued to SCP and to ICG will, initially, be convertible into an aggregate of 42,857,200 shares of Common Stock. For a more detailed discussion of this transaction, see "Proposal 1--Authorization of Issuance of Series A Preferred Stock and Warrants to Purchase Common Stock" above. Stockholder approval of the Charter Amendment is a condition to the closing of the Purchase Agreement. However, Stockholder approval of the Charter Amendment is not contingent upon Stockholder authorization of the Securities Issuance.

    LOAN WARRANTS. On January 19, 2001 the Company issued to ICG Holdings Loan Warrants to purchase up to 9,737,447 shares of Common Stock at a per share exercise price of $0.6875. The Company issued the Loan Warrants in connection with the agreements it entered into on that date with respect to a secured financing with ICG Holdings. ICG Holdings is an affiliate of ICG. Walter W. Buckley, III, a director of the Company, is an affiliate of both ICG Holdings and ICG. On February 16, 2001, the Company entered into the SCP Loan and amended the ICG Loan. In connection with the SCP Loan and the amendment to the ICG Loan, ICG Holdings surrendered to the Company Loan Warrants to purchase up to 6,491,631 shares of Common Stock, which Loan Warrants were reissued to SCP. The Company may borrow up to an aggregate of $20,000,000 under the ICG Loan and the SCP Loan. Principal and interest under both the ICG Loan and the SCP Loan are due and payable in full on April 9, 2001 and are secured by substantially all of the Company's assets.

    Under the terms of the Loan Warrants, if any Loan Warrant is exercised and the Company does not then have sufficient shares of Common Stock authorized and available for issuance for that exercise, the Company is required to pay to the holder of that Loan Warrant a cash sum for each unissued share equal to the difference obtained by subtracting the per share exercise price of the Loan Warrant from the fair market value per share of Common Stock. However, the Company is not required to make any such payment if the Charter Amendment is approved by the Stockholders at the Meeting.

    INVEST WARRANTS. On February 6, 2001, Invest Inc. ("Invest") consummated a $3,000,000 investment in the Company under which it received 4,285,714 shares of Common Stock at a per share purchase price of $0.70 and Invest Warrants to purchase up to 4,285,714 shares of Common Stock at a per share purchase price of $0.70. A former director of the Company is an affiliate of Invest.

    In addition to authorizing shares of Common Stock to satisfy the Company's commitments under the Purchase Agreement, the Loan Warrants and the Invest Warrants, the Board more generally believes it is necessary to increase the number of authorized shares of Common Stock in order to give the Company, among other things, the ability to raise and maintain additional capital funds through the sale of stock in other transactions. The ability to raise capital is important for the Company in order to facilitate growth and to form strategic relationships and alliances.

    The Board also believes that the proposed increase in the number of authorized shares of Common Stock is desirable to maintain the Company's flexibility in choosing how to pay for acquisitions. The Company has acquired a number of companies in order to expand its ability to provide diverse and innovative solutions to its customers. The Company may acquire additional companies for these and other business reasons. From time to time, the Company uses shares of Common Stock to pay for acquisitions. While the Company is in acquisition discussions from time to time with other companies and may consider issuing shares of Common Stock in the future for such acquisitions, the Company does not presently have any such agreements, understandings or arrangements that will or could result in the issuance of any shares.

    In addition, the Board believes that the availability of additional shares of Common Stock will provide the Company with the flexibility to issue shares for a variety of other purposes that the Board may deem advisable without further action by the Company's stockholders, unless required by law, regulation or stock market rule. These purposes could include, among other things, to finance personal property leases, to finance the purchase of property, the use of additional shares for various equity compensation and other employee benefit plans, effecting stock dividends, and other bona fide corporate purposes. Approval of the Charter Amendment will give the Company greater flexibility in pursuing these opportunities and to attract and retain personnel.

    In some situations, the issuance of additional shares of Common Stock could have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a Stockholder's percentage voting power in the Company. The issuance of additional shares of Common Stock may also adversely affect the market price of the Common Stock. In addition, depending upon the nature and terms thereof, such issuances could enable the Board to render more difficult or discourage an attempt to obtain a controlling interest in the Company or the removal of the incumbent Board and may discourage unsolicited takeover attempts which might be desirable to Stockholders. For example, the issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to take over the Company. Furthermore, many companies have issued warrants or other rights to acquire additional shares to the holders of their common stock to discourage or defeat unsolicited stock accumulation programs and acquisition proposals. If the Charter Amendment is adopted, more Common Stock of the Company would be available for such purposes than is currently available.

    The Board is not proposing the Charter Amendment in response to any effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. In addition, the Charter Amendment is not part of any plan by management to recommend a series of similar amendments to the Board and the Stockholders. Finally, the Board does not currently contemplate recommending the adoption of any other amendments to the Restated Charter which could be construed to affect the ability of third parties to take over or change control of the Company.

    If this proposal is approved by the Stockholders at the Meeting, upon the filing of the Charter Amendment with the Secretary of State of the State of Delaware and after the closing of the Purchase Agreement (but prior to any dividends paid in shares of Series A Preferred), the Company will have approximately 73,100,000 authorized but unissued and unreserved shares of Common Stock.

DESCRIPTION OF COMMON STOCK

    The holders of Common Stock of the Company are entitled to one vote for each share held of record on all matters to be voted on by the Stockholders. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor. The Company never has paid cash dividends on its shares of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the shares of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

    THE BOARD BELIEVES THAT THE CHARTER AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

    The Board knows of no business which will be presented for consideration at the Meeting other than that described above. If any other business should come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their judgment on such matters. Each proxy will confer discretionary authority to vote on any matter presented at the Meeting which the Company did not know of a reasonable time before the mailing of this proxy statement.

                     STOCKHOLDER PROPOSALS FOR 2001 MEETING

    Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy materials for its 2001 Annual Meeting of Stockholders must have been received by the Secretary of the Company at the principal offices of the Company no later than December 21, 2000.

    THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                       By Order of the Board of Directors
                                        Kevin Comerford, SECRETARY
                                        Maynard, Massachusetts
                                        March   , 2001

                                                                   APPENDIX A
                                                             Preliminary Copy
                                                    Filed on February 23, 2001


                            BREAKAWAY SOLUTIONS, INC.
                          3 CLOCK TOWER PLACE, 4TH FLOOR
                           MAYNARD, MASSACHUSETTS 01754

                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD MONDAY, APRIL 2, 2001

The undersigned stockholder(s) of BREAKAWAY SOLUTIONS, INC., a Delaware corporation (the "Company"), revoking all prior proxies, hereby appoint(s) Gordon Brooks and Kevin Comerford, and each or either of them, with full power of substitution, as proxies for the undersigned to act and to vote at the Special Meeting of stockholders of the Company to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Monday, April 2, 2001 at 10:00 a.m., local time, and at any adjournment or adjournments thereof as designated herein upon all matters referred to on the reverse side of this Proxy and as described in the Proxy Statement for the Special Meeting and, in their discretion, upon any other matters that may properly come before the Special Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR PROPOSALS 1 AND 2.


     PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL THIS
                  PROXY IMMEDIATELY IN THE ENCLOSED ENEVELOPE

SEE REVERSE SIDE  CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE

-------------------------------------------------------------------------------
|X| Please mark your votes as in this example.
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1.  To authorize the issuance to SCP Private Equity Partners II, L.P. and ICG
    Holdings, Inc. pursuant to a Series A Preferred Stock Purchase Agreement dated February 16, 2001 of (i) an aggregate of up to 428,572 shares of the Company's Series A Preferred Stock, $0.0001 par value per share (the
    "Series A Preferred"), and dividends thereon at a rate of 8.0% per annum, payable in the discretion of the Company in cash or Series A Preferred, at a per share price of $70.00, which shares will initially be convertible into shares of the Company's Common Stock, $0.000125 par value per share (the "Common Stock"), at a rate of 100 shares of Common Stock for each share of Series A Preferred, or an aggregate of 42,857,200 shares of Common Stock for the 428,572 shares of Series A Preferred to be issued prior to any dividends thereon and (ii) warrants to purchase an aggregate of up to 42,857,200 shares of Common Stock at a per share exercise price of $0.70. This authorization is contingent upon the approval of the amendment to the Company's Third Amended and Restated Certificate of Incorporation described below.
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                         |_| FOR |_| AGAINST |_| ABSTAIN
-------------------------------------------------------------------------------

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2.  To approve an amendment to the Company's Third Amended and Restated
    Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $0.000125 per share, from 80,000,000 to 245,000,000 shares.
-------------------------------------------------------------------------------

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                         |_| FOR |_| AGAINST |_| ABSTAIN
-------------------------------------------------------------------------------

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                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT. |_|

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Please sign exactly as name(s) appear(s) on this Proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give your full title as such. If a corporation or partnership, please sign by authorized person.


Signature:                                          Date:
           ---------------------------------------        ---------------------


Signature:                                          Date:
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